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                                                                    Exhibit 21


                        SUBSIDIARIES OF THE REGISTRANT


                                                       Jurisdiction
     Subsidiary                                      of Incorporation
     ------------------------------------            ----------------

     LimToo, Inc.                                    Delaware

     American Factoring, Inc.                        Nevada

     Floret, LLC                                     Ohio

     Limited Too Store Planning, Inc.                Ohio

     Limited Too Purchasing, Inc.                    Ohio

     Limited Too Catalog Production, Inc.            Ohio

     Limited Too Catalog, LLC                        Ohio

     Limited Too Web, LLC                            Ohio

     Limited Too Creative Design, Inc.               Ohio

     Mish Mash, LLC                                  Ohio






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